CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Experts” and “Selected Financial Data” and to the use of our report dated February 12, 2006, on iBroadband, Inc. financial statements for the year ended September 30, 2005 included in the Registration Statement (Form 10-K) and related Prospectus of iBroadband, Inc. dated March 29, 2006.

/s/ Killman Murrell & Company, P.C.

Odessa, Texas

March 29, 2006